Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION ANNOUNCES
COMPLETION OF AMENDMENT TO SUBORDINATED NOTES,
FILING OF FORM 10-Q FOR FIRST QUARTER 2006 AND
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005

ST. LOUIS, MO —August 3, 2006 — Thermadyne Holdings Corporation (THMD.PK) announced today that it filed with the Securities and Exchange Commission (SEC) its unaudited results for the first three months of 2006 on Form 10-Q and audited results for 2005 with restated prior periods on Form 10-K. The Company also announced the completion of the amendment to the Supplemental Indenture relating to the Company’s outstanding 9¼% Senior Subordinated Notes due 2014 (Notes), which was described in the Company’s Current Report on Form 8-K filed July 21, 2006 with the SEC.

The audited results for each of the two years ended December 31, 2004 and December 31, 2005 do not vary from the net income and per share information in the preliminary unaudited results reflected in the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2006, as detailed in the attached schedule.  However, there are differences between the unaudited net loss and per share information, as reported on July 12, 2006, for the nine months ended September 30, 2005, three months ended December 31, 2005 and three months ended March 31, 2006, as set forth in the attached schedule. As a result of the changes to the unaudited results for the 2005 periods, there is also a difference between the unaudited net loss and per share results and the audited results as filed with the Form 10-K for the year ended December 31, 2005.

There were no differences between the unaudited Operating EBITDA for the seven months ending December 31, 2003. However, there were differences for the other periods covered by today’s filings as set forth in the attached schedule.

The Company’s financial filings were delayed to allow for adjustments to the accounting for income taxes, foreign currency translation and the accounting of certain foreign business units.  The financial statement presentations were also reclassified to separate the assets, liabilities and results of discontinued operations.

Paul Melnuk, the Company’s Chairman and CEO, commented, “The Company has made good progress on its turnaround plan as evidenced by solid sales growth, productivity improvements and enhanced liquidity. The sales growth reflects improved delivery performance, the investment in new product initiatives and strong end user market demand. Significant cost savings and other productivity initiatives have improved the underlying operating performance although the improvements have been offset by substantial material cost inflation that we have been unable, until recently, to recover through price increases. Moreover, our liquidity position is strong and was recently strengthened with the infusion of an additional $20 million of capital.”

“We have been through a challenging period with regard to our external reporting processes and compliance requirements on our financial filings,” he continued.  “We have resolved all outstanding issues, but because we are in the process of selecting a new auditing firm, our second quarter results will be delayed past the normal filing date. Our financial group, including contractors, has worked diligently.  We have learned a lot and  we are confident our processes will benefit from this experience.”

The Company’s auditing firm, Ernst & Young, LLP, notified the Company of its intent to resign July 13, 2006.  The resignation became effective with today’s filings.  The resignation was not the result of any disagreement on any matter of accounting practices or financial disclosure.

Mr. Melnuk continued, “Our audit committee is in active discussions with nationally recognized public accounting firms and expects to make a selection as soon as practicable.”

A delay in the release of the Company’s second quarter results is permitted by its lenders under the terms of recent amendments to the Company’s credit agreements.  The amended agreements extend the filing deadline for the Company’s second quarter report on Form 10-Q from August 9, 2006 to September 15, 2006 without penalty. For additional information regarding the amended credit agreements, see the Company’s Annual Report on Form 10-K filed today.

“Despite the various approvals we have received to delay the required second quarter filing, the Company intends to disclose preliminary financial results for the period as soon as possible to provide investors current information to evaluate our performance,” said Mr. Melnuk.

Comparison of Results

Included in the following discussion of operations is a comparison of results to prior periods on a GAAP and non-GAAP basis. While a non-GAAP measure, management believes Operating EBITDA (defined by the company as earnings before interest, taxes, depreciation, amortization, other income and expense, restructuring costs and post retirement benefit expense) enhances the reader’s understanding of operating results and is commonly used to value the business by investors and lenders. As both gross margin and selling, general and administrative expense are basic components in arriving at Operating EBITDA, each is discussed on a GAAP and non-GAAP basis.

ABOUT THERMADYNE

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®.  Its common shares trade under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in the Company’s most recent Annual Report on Form 10-K, as updated from time to time in the Company’s Securities and Exchange Commission filings.

THERMADYNE HOLDINGS CORPORATION
Comparison of Unaudited Results Released July 12, 2006 to 2005 Form 10-K and March 31, 2006 Form 10-Q

	NET LOSS ($ millions)			Operating EBITDA
	Per July 12, 2006	(Increase)	As	Per July 12, 2006	Increase	As
	8-K	Decrease	Filed (A)	8-K	(Decrease)	Filed (A)

Seven months ending December 31, 2003	(20.3)	—	(20.3)	na	na	na

Twelve months ending December 31, 2004	(13.9)	—	(13.9)	41.8	(1.40)	40.4	B

Nine months ending September 30, 2005	(9.1)	2.5	(6.6)	32.6	1.50	34.1

Three months ending December 31, 2005	(23.5)	(1.3)	(24.8)	1.6	—	1.6

Twelve months ending December 31, 2005	(32.6)	1.2	(31.4)	34.2	1.50	35.7	C

Three months ending March 31, 2006	(1.7)	0.3	(1.4)	13.0	(0.20)	12.8	D

Notes:

A) Form 10-K and 10-Q for the periods indicated as applicable.

B) Adjustments were recorded which had offsetting impacts to cost of sales and income taxes.

C) Adjustments were recorded which reduced SGA expense with a related income tax provision effect  and which reclassified amounts between the quarters.

D) Adjustments were recorded which charged cost of sales for unrecorded invoices with a related income tax provision effect; to adjust the income tax provision for the quarter;and to reduce the loss from discontinued operations.